Exhibit 10.13

COMMISSION PROGRAM – RICHARD JONES

(Effective February 1, 2013)

Position Title:	Vice President – Sales of TruBridge, LLC
Description:	Responsible for overseeing all sales and marketing efforts related to the services provided by TruBridge, LLC.

1.	Commission Structure:

A.	Sales of Services to CPSI Clients:

With respect to each contract entered into for the provision of services by TruBridge, LLC by a client who has entered into a contract with CPSI for an EMR system, the commission rate shall be 13% of the commissions paid to the applicable Sales Managers, which is based on CPSI’s qualified billings on such contract during the initial term of the contract. Commissions are earned at the time that CPSI recognizes revenue from such contract under GAAP. The timing of payment of earned commissions shall be in accordance with Section 2 below.

B.	Sales of Services to Non-CPSI Clients:

With respect to each contract entered into for the provision of services by TruBridge, LLC by a client who has not entered into a contract with CPSI for an EMR system, the commission rate shall be 33% of the commissions paid to the applicable Sales Managers, which is based on CPSI’s qualified billings on such contract during the initial term of the contract. Commissions are earned at the time that CPSI recognizes revenue from such contract under GAAP. The timing of payment of earned commissions shall be in accordance with Section 2 below.

C.	Payment Based on TruBridge, LLC Financials:

The employee shall also receive a payment in the amount equal to 0.5% of the net income earned by TruBridge, LLC, as reflected on CPSI’s financial statements. The timing of this payment shall be in accordance with Section 2 below.

2.	Timing of Commission Payments:

A.	General: Subject to Section 2.B through Section 2.D. below, commissions earned pursuant to Section 1 above will be paid to the employee on a monthly basis.

B.	Payment Default By Customer: In the event that a customer defaults on payment for services provided by TruBridge, LLC, all commissions previously paid to the employee on the defaulted customer account shall be deducted from the employee’s future commission payments. In the event that partial payment due from a customer is received, the amount of prior commissions to be deducted from future commissions will be pro-rata based on the amount of the payment received. For example, if a customer pays only 60% of an invoice, then the employee will retain 60% of the commissions received, with the remaining 40% to be withheld from future commission payments. The payment to the employee based on CPSI’s financial statements shall not be subject to recoupment.

C.	Post-Employment Commission Payments: Except as noted in Section 2.D., below, commissions will not be paid to, or on behalf of, any individual who is no longer an employee of CPSI, regardless of the reason for the employee’s termination of employment (i.e., whether voluntary, involuntary or otherwise).

D.	Death: In the event of the death of the employee while employed in good standing with CPSI, the following commissions will be paid to the employee’s estate/beneficiary(ies) as listed in the employee’s last will and testament (or if no such will, to the employee’s spouse, if any; if not, to the employee’s estate) at the same time that such payments would have been paid to the employee if the employee had not died:

(i)	Commissions from the provision of services by TruBridge, LLC to CPSI clients during the 90-day period following the employee’s death (to the extent that CPSI has recognized revenue under GAAP from the provision of such services within such 90-day period); and

(ii)	Commissions from the provision of services by TruBridge, LLC to non-CPSI clients during the 90-day period following the employee’s death (to the extent that CPSI has recognized revenue under GAAP from the provision of such services within such 90-day period).

3.	Exemption From Section 409A:

This Commission Program is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended.

4.	Modification/Termination:

This Commission Program shall remain in full force and effect unless and until modified or terminated by the CPSI in its sole discretion.

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